675 Massachusetts Avenue, 14th Floor

Cambridge, MA 02139

May 3, 2022

Dr. David Melnick

Dear David:

As was discussed with you, your employment with Spero Therapeutics, Inc. (the "Company") is ending. This letter is to summarize the terms of the separation package that the "Company is willing to offer you as a result of your separation from employment. Please read this letter agreement (the “Letter Agreement”), which includes a general release, carefully. If you are willing to agree to its terms, please sign in the space provided below and return it to me so that your separation benefits can begin.

1.
Regardless of whether you choose to sign this Letter Agreement your employment with the Company terminates as of July 2, 2022 (“the Separation Date”). If you are eligible for and properly elect to continue your medical and dental coverage under COBRA, the Company will contribute toward the cost of your COBRA premiums in the same amount as if you were actively employed (and any administrative fee), with such contribution ending on July 2, 2023.

2.
After the Separation Date, unless otherwise provided in this Letter Agreement, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by, the Company to its employees. You will receive, under separate cover, information concerning your right (if any) to continue your health insurance benefits after that date in accordance with COBRA.

3.
In compliance with the promises made herein and in the event you sign this Letter Agreement and return it to me within time period set forth in the Letter Agreement and do not revoke your acceptance pursuant to Paragraph No. 9 below, the Company will also provide you with the following severance pay and benefits (the “Severance Benefits”):

a.
The Company will pay you severance as a continuation of payments in an amount equal to your current base salary for a nine (9) month period, which will equal $374,999.94 (three hundred seventy four thousand nine hundred ninety-nine dollars and ninety-four cents), less all customary and required taxes and employment-related deductions, in accordance with Company’s normal payroll practices and commencing with the first reasonably practicable payroll cycle after the expiration of the revocation period set forth in Paragraph No. 9.

b.
The Company will pay you the gross amount of $100,273.96 (one hundred thousand two hundred seventy-three dollars and ninety-six cents) less lawful deductions, representing a pro-rated bonus, which will be paid to you when the Company pays the 2022 annual bonuses to its employees in the first quarter of 2023 but in any event no later than March 15, 2023. You will not be entitled to receive any additional bonus monies.

c.
Provided that you are eligible for and properly elect to continue your medical coverage under COBRA, the Company will pay the full cost of your COBRA premium for such medical coverage, with such contribution ending on the earlier of (i) July 2, 2023; or (ii) the date on which you become eligible for coverage under the group medical plan of another employer. Thereafter, you will be required to pay the full cost of any COBRA coverage for the remainder of the COBRA period. You agree to promptly notify the Company if you become eligible for coverage under the group medical plan of another employer during the time period that the Company is contributing towards the cost of your COBRA premiums.

4.
You understand and agree that you would not receive the Severance Benefits specified in Paragraph No. 3 above, except for your execution of this Letter Agreement and the fulfillment of the promises contained in this Letter Agreement.

5.
In consideration of the payments to be made by the Company to you as set forth in Paragraph No. 3 above and the promises contained in this Letter Agreement, you voluntarily and of your own freewill hereby release, forever discharge and hold harmless Spero Therapeutics, Inc., its parents, subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, as of the date of your execution of this Letter Agreement, including, but not limited to any alleged violations of the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. ("ERISA") (except for any vested benefits under any tax qualified benefit plan); the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act (“GINA”); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. § 2101 et seq.; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights

Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. In addition, if any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other releasee identified in this Letter Agreement is a party.

FOR THE AVOIDANCE OF DOUBT, THIS GENERAL RELEASE IS INTENDED TO RELEASE ANY AND ALL CLAIMS YOU MAY HAVE UNDER THE MASSACHUSETTS WAGE ACT AND IS INTENDED TO RESOLVE ANY AND ALL DISPUTES RELATED TO WAGES, COMMISSIONS, OR OTHER COMPENSATION.

Notwithstanding the foregoing, you are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the Company‘s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Letter Agreement; (d) enforce this Letter Agreement; and/or (e) challenge the validity of this Letter Agreement.

 SEQ CHAPTER \h \r 1 6. You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence or substance of this Letter Agreement, except your immediate family, attorneys, financial advisors, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential. This includes, but is not limited to, present or former employees of the Company and other members of the public. You may also disclose this Letter Agreement to a state agency if required as part of an application for unemployment compensation benefits. You further agree not to make or publish any written or oral disparaging or defamatory statements regarding the Company, and its current and former employees, officers, directors and agents. You understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph.

7. You affirm that you have returned to the Company all keys, files, records (and copies thereof), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment. Notwithstanding the foregoing, you are entitled to keep the Company equipment previously provided to you including computer hardware, printers, wireless handled devices, and cellular phones. You understand that the Company would not provide you with the monies and benefits under this Letter Agreement but for your reaffirmation of these obligations. You further understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph.

8. You will be afforded a period of up to sixty (60) calendar days to consider the meaning and effect of this Letter Agreement. You are advised to consult with an attorney, and you acknowledge that you have had the opportunity to do so. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original 60-day consideration period for the separation proposal made to you. If you do not sign and return this Letter Agreement within the 60-day consideration period, the Company’s offer to provide you with the monies and/or other benefits set forth herein will expire.

9. You may revoke this Letter Agreement for a period of seven (7) calendar days following the day you execute this Letter Agreement. Any revocation within this period must be submitted, in writing, to Jamie Brady, Chief Human Resources Officer and state, “I hereby revoke my acceptance of the Letter Agreement.” The revocation must be personally delivered to Spero Therapeutics, Inc. 675 Massachusetts Avenue, 14th Floor, Cambridge, MA 02139, or both emailed (jbrady@sperotherapeutics.com) and mailed to Jamie Brady by first class mail and postmarked within seven (7) calendar days of execution of this Letter Agreement. This Letter Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

10. This Letter Agreement, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Letter Agreement. You agree that any claims or causes of action which arise out of or relate in any way to this Letter Agreement shall be instituted and litigated only in, and you voluntarily submit to the jurisdiction over your person by, the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Letter Agreement, are the only courts of competent jurisdiction). You and the Company waive the right to a trial by jury with respect to any such claims or causes of action or other proceeding.

11. You acknowledge that you have received Attachment A to this Letter Agreement, which provides you with certain information regarding individuals selected and not selected for the Spring 2022 Restructuring Program (the “Program”).

12. Nothing in this Letter Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Letter Agreement, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Letter Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

13. You affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits are due to you, except as provided in this Letter Agreement. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your execution of this Letter Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

14. You agree that neither this Letter Agreement, nor the furnishing of consideration for this Letter Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company of any liability, wrongdoing, or unlawful conduct of any kind.

15. You agree to cooperate with the Company in the investigation, defense or prosecution of any claims, actions or other matters now in existence or which may be brought in the future against or on behalf of the Company. Your cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. Nothing herein shall require you to provide anything other than truthful information.

16. This Letter Agreement, which includes a general release, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties, other than any post-employment obligations you have under any agreement you have with the Company relating to inventions, non-disclosure of confidential and proprietary information, non-solicitation and/or non-competition, which you agree to fully comply with to the fullest extent permitted by law. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Letter Agreement, except those set forth herein.

17. Should any provision of this Letter Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable consistent with the intent of the parties, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Letter Agreement in full force and effect. However, if the general release in Paragraph No. 5 is found to be invalid, you agree to execute a valid release of the claims that are the subject of this Letter Agreement and/or are referred to in the general release in Paragraph No. 5 above.

18. This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned, or faxed signature shall be treated the same as an original.

[Remainder of Page Intentionally Left Blank]

The Company would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

/s/ Jamie Brady

Jamie Brady

Chief Human Resources Officer

You have been advised in writing that you have a period of up to 60 calendar days to consider this Letter Agreement and to consult with an attorney prior to the execution of this Letter Agreement.

Having elected to execute this Letter Agreement, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph No. 3 above, you freely and knowingly, and after due consideration, enter into this Letter Agreement by signing below intending to waive, settle, and release all claims (including, without limitation, any claims under the Age Discrimination in Employment Act of 1967) you have or might have against the Company, its subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns.

Date: 03 May 2022 /s/ David Melnick

David Melnick

ATTACHMENT A

The following disclosure is provided by the Company in accordance with the Older Workers Benefit Protection Act (“OWBPA”), and applies to the Spring 2022 Restructuring Program (the “Program”). The decisional unit for the Program included all employees of the Company.

Set forth below are the job titles, department and ages of all employees within the decisional unit who were selected or not selected for the Program. Factors used in selecting individuals from the decisional unit for separation included performance, skill set, business need, tenure. An “X” in the “Selected” column indicates that the individual is separating his/her employment with the Company as part of the Program (and is being offered severance in exchange for signing a separation agreement).

Job Title Department Age Selected (x = selected)